UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

INTERNATIONAL SEAWAYS, INC.

(Exact Name of Registrant as Specified in Charter)

Marshall Islands	98-0467117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Third Avenue, 39th Floor
New York, New York 10016

(Address of Principal Executive Offices) (Zip Code)

(212) 578-1600
Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Common Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

This Amendment No. 2 to Form 8-A is being filed by International Seaways, Inc. (the “Company”) to supplement the description of the Company’s common stock purchase rights (the “Rights”), which Rights were previously registered on the Form 8-A filed by the Company on May 9, 2022, as amended by the Company’s Amendment No. 1 on Form 8-A/A filed by the Company on April 11, 2023.

Item 1	Description of Registrant’s Securities to be Registered.

This Amendment No. 2 to Form 8-A amends the description of the rights issued under the Amended and Restated Rights Agreement, dated as of April 11, 2023, by and between the Company and Computershare Trust Company, N.A., as rights agent (the “A&R Rights Agreement”). The A&R Rights Agreement, which was intended to enable the Company’s shareholders to realize the long-term value of their investment and prevent an individual shareholder or group of shareholders from gaining control of the Company through open market accumulation without paying a control premium to all shareholders or by otherwise disadvantaging other shareholders, was scheduled to expire at 5:00 p.m. (New York City time) on April 10, 2026.

On April 9, 2026, the Company amended and restated the A&R Rights Agreement with Computershare Trust Company, N.A., as rights agent (as so amended and restated, the “Second A&R Rights Agreement”), to make the following changes to the terms and conditions of the A&R Rights Agreement and the Rights issued thereunder:

•	to extend the “Final Expiration Date” from April 10, 2026 to April 8, 2029; and

•	to increase the “Purchase Price” from $50 to $95.

The Second A&R Rights Agreement otherwise preserves the terms of the prior A&R Rights Agreement. In particular, the Second A&R Rights Agreement does not change:

•	the existing 20% beneficial ownership threshold at which a person becomes an “Acquiring Person”; or

•	the existing qualifying offer provision and the related stockholder redemption feature.

The foregoing description is a general description only and is qualified in its entirety by the full text of the Second A&R Rights Agreement, which has been filed as an exhibit to the Company’s Form 8-K, filed with the SEC on April 9, 2026. A copy of the Second A&R Rights Agreement is available free of charge from the Company upon request.

Item 2	Exhibits

Exhibit No.	Description
4.1	Second Amended and Restated Rights Agreement, dated as of April 9, 2026, between International Seaways, Inc. and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent, which includes the Form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Stock as Exhibit B (Incorporated by reference to Exhibit 4.1 to International Seaway, Inc.’s Form 8-K filed on April 9, 2026).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SEAWAYS, INC. (Registrant)

Date: April 9, 2026	By:	/s/ James D. Small III
		Name:	James D. Small III
		Title:	Chief Administrative Officer, Senior Vice President, Secretary and General Counsel